EXHIBIT 10.1


PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS ARE IDENTIFIED BY ASTERIKS WITHIN BRACKETS ([**]).


                               HEADS OF AGREEMENT
                                       for
       Plastic Surgery and Cosmetic Dermatology Tissue Engineered Products


     This Agreement is entered into effective as of May 10, 1999, by and between Advanced Tissue Sciences, Inc., a Delaware corporation ("ATS"), and INAMED Corporation, a Delaware corporation ("IMDC"), with respect to the following facts:
                                    RECITALS

     A. ATS owns certain patents, intellectual property and know-how (collectively, the "Intellectual Property Rights") which can be applied toward developing the following commercial products in the following fields of use or "Product Categories":

          (1) "Burn treatment product," which would be a non-viable human dermal matrix and fibroblast coated biocompatible scaffold (e.g., "TransCyte(TM)") for use in cosmetic surgery for the enhancement of normal skin in connection with procedures such as chemical peels, laser resurfacing or other aesthetic treatments.

          (2) "Reconstructive cartilage product," which would be an allogeneic collagen-based product for use in plastic and reconstructive surgery to provide human cartilage for aesthetic, cosmetic or other reasons; the primary anticipated application being rhinoplasty.

          (3) "Breast reconstruction product," which would be a collagen- and living cells-based, human matrix product grown outside the body for use in reconstructive surgery of the human breast, whether following a mastectomy or lumpectomy, or to treat deformities.

          (4) "Human collagen product," which would be a collagen-based, human matrix injectable product for use in the correction of wrinkles and lip enhancement.

          (5) "Urinary incontinence product," which would be a collagen-based, human matrix bulking product for use in the treatment of urinary incontinence.

Taken together, these products, Product Categories, and fields of use are referred to as the "Product Portfolio." The Product Categories listed in (1),
(2) and (3) above shall sometimes be called the "First Phase Product Categories". The Product Categories listed in (4) and (5) above shall sometimes be called the "Second Phase Product Categories".

     B. IMDC desires (1) to collaborate with ATS in the research and development which is necessary to develop and to identify and formalize the specifications for each product which comprises the Product Portfolio, (2) to obtain the appropriate FDA approvals which are necessary to bring the Product Portfolio to commercial fruition, and (3) to become the exclusive worldwide licensee authorized to sell, market and distribute the products listed in the Product Categories.

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     C.  IMDC desires to expand its current business as the leading company in plastic and reconstructive surgery, primarily breast implants, by acquiring and developing a broad range of collagen-based products (whether bovine-based or human-based, such as those included within the Product Portfolio). Toward that end, IMDC is seeking to acquire Collagen Aesthetics, Inc. (CGEN) through a friendly, negotiated transaction.

     D. The parties intend this Agreement to be binding and enforceable on the parties in accordance with the terms of this Agreement. The parties understand and intend that there will be some follow-on implementing agreements to be drafted, mutually approved and signed by the parties, as further set forth in this Agreement, for the purpose of implementing the terms of this Agreement. If any disputes arise with respect to finalizing the terms of said implementing agreements, the parties hereby agree that the disputes shall be resolved by binding arbitration pursuant to Section 7(d) of this Agreement, so that the implementing agreements can be finalized and signed. All payments made pursuant to this Agreement shall be nonrefundable, and this Agreement shall not be subject to rescission in the event of any dispute with respect to any of the implementing agreements.

     WHEREFORE, the parties hereto mutually agree to the following principle terms and agreements:

     1. GRANT OF LICENSE RIGHT. ATS hereby grants to IMDC a non-transferable, exclusive, worldwide license, without sublicense rights, under the Intellectual Property Rights necessary to make, use and sell products in the First Phase Product Categories. A customary form of license agreement containing the substantive terms from this Agreement and other customary and reasonable terms shall be drafted, mutually approved and signed by both parties promptly after the date hereof.

     2. OPTION TO ACQUIRE LICENSE RIGHTS. Subject to IMDC completing the acquisition of at least 50% of CGEN by September 30, 1999, IMDC agrees to acquire from ATS and ATS agrees to grant IMDC a non-transferable, exclusive, worldwide license under the Intellectual Property Rights necessary to make, use and sell products in the Second Phase Product Categories. This license does not include any right to sub-license except for the Product Category listed in clause (5) of Recital A. Accordingly, until September 30, 1999, with respect to every aspect of the Second Phase Product Categories, ATS and IMDC will deal exclusively only with each other; provided, however, that in the event CGEN is acquired by a third party prior to that date, ATS may give a written notice that ATS no longer wishes to be bound by this Section 2; and in the event ATS does give said written notice, then IMDC shall still be entitled to acquire the exclusive license for the Second Phase Product Categories if IMDC makes payment to ATS within 30 days after IMDC's receipt of said written notice in the amounts as specified in Section 3(d) below, notwithstanding the fact that IMDC did not acquire CGEN. Upon IMDC so paying for this additional license right, the license agreement shall be amended to include the Second Phase Product Categories.

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     3.  PAYMENTS.  IMDC will make the following payments to ATS in connection with the Product Portfolio:

         a. $2 million cash within 10 days after the signing of this Agree-ment. $1 million of said payment shall be a license fee, and the remaining $1 million shall be a capital investment by IMDC, with IMDC receiving (i) a number of shares of ATS common stock such that the shares are valued at the greater of
(aa) the average closing price per share of ATS common stock for the thirty-day trading period commencing on the thirty-fifth trading day prior to the date of share issuance and ending on the sixth trading day prior to share issuance plus $3, or (bb) $6 per share; and (ii) a warrant to purchase 100,000 shares of ATS common stock, becoming exercisable in equal annual installments over a four-year period from the date of the $2 million payment; the first 25,000 warrant shares being exercisable on and after the first anniversary date of the payment; the second 25,000 warrant shares being exercisable on and after on the second anniversary date, and so on. The exercise price of the warrant will be two times the per share price paid for the shares as calculated according to the formula in this Section 3(a)(i). The warrant will have a five-year term from the date of the $2 million payment.

         b. $2 million cash on or before August 1, 1999. $1 million of said payment shall be a license fee; and the remaining $1 million shall be a capital investment by IMDC, with IMDC receiving (i) a number of shares of ATS common stock such that the shares are valued at the greater of (aa) the average closing price per share of ATS common stock for the thirty-day trading period commencing on the thirty-fifth trading day prior to the date of share issuance and ending on the sixth trading day prior to share issuance plus $3, or (bb) $6 per share; and (ii) a warrant to purchase 100,000 shares of ATS common stock, becoming exercisable in equal annual installments over a four-year period from the date of the $2 million payment; the first 25,000 warrant shares being exercisable on and after the first anniversary date of the payment; the second 25,000 warrant shares being exercisable on and after the second anniversary date, and so on. The exercise price of the warrant will be two times the per share price paid for the shares as calculated according to the formula in this
Section 3(b)(i). The warrant will have a five-year term from the date of the $2 million payment.

         c. $2 million cash on or before November 1, 1999. $1 million of said payment shall be a license fee; and the remaining $1 million shall be a capital investment by IMDC, with IMDC receiving (i) a number of shares of ATS common stock such that the shares are valued at the greater of (aa) the average closing price per share of ATS common stock for the thirty-day trading period commencing on the thirty-fifth trading day prior to the date of share issuance and ending on the sixth trading day prior to share issuance plus $3, or (bb) $6 per share; and (ii) a warrant to purchase 100,000 shares of ATS common stock, becoming exercisable in equal annual installments over a four-year period from the date of the $2 million payment; the first 25,000 warrant shares being exercisable on and after the first anniversary date of the $2 million payment; the second 25,000 warrant shares being exercisable on and after the second anniversary date, and so on. The exercise price of the warrant will be two times the per share price paid for the shares as calculated according to the formula in this Section 3(c)(i). The warrant will have a five-year term from the date of the $2 million payment.

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         d.   $4 million cash if IMDC acquires at least 50% of CGEN by
September 30, 1999, payable within ten days after acquisition, or $4 million cash if IMDC makes the election and pays said $4 million within the 30-day period specified in Section 2. $2 million of said payment shall be a license fee; and the remaining $2 million shall be a capital investment by IMDC, with IMDC receiving (i) a number of shares of ATS common stock such that the shares are valued at the greater of (aa) the average closing price per share of ATS common stock for the thirty-day trading period commending on the thirty-fifth trading day prior to the date of share issuance and ending on the sixth trading day prior to share issuance plus $3, or (bb) $4 per share; and (ii) a warrant to purchase 200,000 shares of ATS common stock, becoming exercisable in equal annual installments over a four-year period from the date of invest-ment; the first 50,000 warrant shares being exercisable on and after the first anniversary date of the $4 million payment; the second 50,000 warrant shares being exercisable on and after the second anniversary date, and so on. The exercise price of the warrant will be two times the per share price paid for the shares as calculated according to the formula in this Section 3(d)(i). The warrant will have a five-year term from the date of $4 million payment.

         e. A milestone payment of $2 million, payable within 30 days after the FDA approves a PMA, for each PMA received for each product within the Product Portfolio, but in no event will these milestone payments exceed an aggregate of $10 million during the term of this Agreement.

         f. [**]% basic royalty payment on the net sales of any of the commer-cialized products comprising the Product Portfolio.

         g. For each calendar year, an additional royalty payment shall be paid based on the aggregate net sales of all of the commercialized products comprising the Product Portfolio, as follows:

              $25 million to $50 million               [**]%
              $50 million to $100 million              [**]%
              $100 million to $150 million             [**]%
              $150 million to $200 million             [**]%
              Above $200 million                       [**]%

         h. For each calendar year in which the aggregate net sales of all of the products manufactured by ATS (or its affiliate) and comprising the Product Portfolio exceed $[**] million, an additional royalty payment equal to [**]% of the amount by which IMDC's gross profit margin (to be defined in accordance with GAAP) on such aggregate products is more than [**]%.

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         i.   Commencing with the calendar year in which the FDA approves the first PMA for the first product within a particular Product Category, a minimum basic royalty payment shall be paid annually for that particular Product Category according to the following schedule, against which IMDC shall receive a credit toward any amounts paid under Section 3(f) above for that particular Product Category for such calendar year:

              Year one          $[**] million*
              Year two          $[**] million
              Year three        $[**] million
              Year four         $[**] million
              After year four   $[**] million
____________________
* If FDA approval of the first PMA in a Product Category occurs prior to July 1, the minimum royalty payment due shall be $[**] million.

In the event IMDC makes payments under Section 3(g) or 3(h) above, the obligation to make minimum royalty payments under this Section 3(i) will be canceled for both that calendar year and the subsequent calendar year. This schedule applies to each and every particular Product Category listed in Recital A.

         j. IMDC shall sell all products at a commercially reasonable sales price; and if IMDC elects to sell any of the products at less than a commer-cially reasonable sales price (e.g., as a "loss leader"), then the royalties shall be paid on the commercially reasonable sales price, rather than on the lower actual reduced price.

         k. All shares issued and shares to be issued on the exercise of warrants shall (i) be sold and issued pursuant to a customary stock purchase agreement, (ii) not be resold until after October 1, 2002, at which time the shares shall be subject to resale restrictions and rights pursuant to Rule 144 promulgated by the Securities and Exchange Commission, and (iii) after October 1, 2002, have customary stock registration rights for "piggyback" rights and one "demand" right. All stock warrants shall be evidenced by a customary form of stock warrant agreement.

         l.   In the event that any of the payments in clauses (a), (b) and
(c) of this Section 3 are not paid, then all prior payments made by IMDC to ATS shall remain with ATS, and all rights to the Product Portfolio shall automatically revert to ATS, and this Agreement shall terminate with the effects listed in Section 6(d). In the event that the payment in part (d) of this Section 3 is not received according to this Agreement, then all rights related to the Phase Two Products Categories shall be retained by ATS and the remainder of the rights and obligations of the parties under this Agreement shall continue in full force and effect.

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     4.  RESEARCH, DEVELOPMENT AND REGULATORY EFFORTS.

         a. ATS will be responsible for conducting activities related to designing the products and manufacturing processes for the Product Portfolio.
A research, development, and regulatory plan (the "R&D Plan") will be jointly developed on the commencement of activities related to each product. A reasonable limit on ATS's expenditures per year for its work under the R&D Plan is to be determined by the parties hereto, on a product by product basis, which limit, during the first 18 months of the R&D plan, shall not exceed 50% of the amount of payments made by IMDC to ATS described in Section 3 (excluding any capital investment payments) during such 18 month period. Thereafter, the parties will in good faith negotiate the future allocation of expenses and limitations on ATS expenditures, if any, under the R&D Plan. ATS shall design such products (including, without limitations, the package size for the products, the projected shelf life of the products, and the methods for use of the products) based on specifications that reflect the needs of the marketplace and reflect the collaborative spirit between IMDC and ATS.

         b. IMDC will be responsible for planning, conducting and funding all of the clinical trials and regulatory submissions necessary to obtain commercial clearance to sell the products comprising the Product Portfolio. The parties will fully cooperate in all such research, development and regulatory efforts, including sharing all data. However, IMDC will own the clinical study data and regulatory approvals; provided, that ATS shall have access to such information for purposes of marketing the Intellectual Property Rights to other parties for use in products other than those comprising the Product Portfolio. In the event of any termination of this Agreement for reasons other than a breach by ATS, rights to regulatory filings, data and approvals for the Product Portfolio will automatically be granted to and vested in ATS, and IMDC shall execute and deliver any and all appropriate documents to evidence and implement said rights.

         c. ATS and IMDC shall each use commercially reasonable and diligent efforts to perform its respective activities and responsibilities under the R&D Plan, in order to develop products and obtain regulatory approvals for products on a reasonably prompt and diligent basis.

         d. If the parties are not able to promptly reach mutual agreement for the R&D Plan for a particular product, then either (i) the unresolved aspects for said R&D Plan shall be resolved by a decision made jointly by the Scientific Advisory Boards of ATS and IMDC, (ii) IMDC may make the decision as to the unresolved aspect for said R&D Plan so long as IMDC shall provide all of the funding for implementing such unresolved aspect of the R&D Plan for the particular product, or (iii) the particular product shall be removed from the license granted to IMDC, and thereafter ATS shall have the sole right to pursue research development and commercialization efforts to said product.

                                    6

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     5.  MANUFACTURING.

         a. ATS (or an affiliate of ATS) shall have the first right to manufacture each and every one of the products comprising the Product Portfolio; and ATS shall sell those products (for which IMDC has obtained and maintained exclusive license rights pursuant to this Agreement) exclusively to IMDC during the term of this Agreement, based on forecasts and purchase orders submitted by IMDC and its affiliated entities or sub-licensees, as outlined below. ATS shall elect whether to so manufacture a product by delivering written notice of election to IMDC at least six months prior to IMDC received PMA approval for the particular product.

         b. If ATS elects to manufacture the product, ATS shall charge IMDC a "transfer price" which reflects commercially reasonable rates. IMDC shall have customary rights to audit the costs for ATS to manufacture the product. Recognizing that until ATS achieves a higher utilization rate of its manufacturing facilities the transfer price may not reflect a realistic price at which IMDC can sell to its customers, the transfer price plus royalties payable under Section 3 shall not exceed [**]% of the commercially reasonable selling price which IMDC charges its customers, except as otherwise noted below. If said [**]% price would result in a transfer price which is less than [**] times the direct costs for ATS to manufacture the product, then the parties shall pursue good faith negotiations for a mutually agreeable transfer price.
If no such agreement is reached, then ATS shall not be obligated to manufacture and sell product at a transfer price less than [**] times the ATS direct costs for manufacture; and any such refusal of ATS to manufacture and sell at a lower price shall not activate the "royalty holiday" referenced in Section 5(d) below. Any such inability of IMDC to obtain the product shall excuse IMDC from its obligation to pay the minimum royalty for the particular Product Category as specified in Section 3(i) above.

         c. If ATS (or an affiliate of ATS) exercises its right to manu-facture, then within 30 days after regulatory approval for the product in the first market, IMDC will provide a 6-month forecast with estimated monthly purchase quantities. IMDC will provide an updated forecast monthly on a rolling basis. The first three months of each forecast will be binding on IMDC and will be treated as a legally binding and firm purchase order. ATS agrees to use commercially reasonable and diligent efforts to support any demand that is higher than the forecast.

         d. In the event in any calendar month ATS is out of stock with respect to more than 10% of IMDC's forecasts for a particular product, IMDC will receive a "royalty holiday", in which case all royalty payments under
Section 3 (including any pro-rata allocation of annual payments) shall be reduced by [**]% for that month for that particular product.

         e. The parties will work together from time to time to develop comprehensive plans for a secondary manufacturing source, and/or adequate inventory stockpiles, to ensure an adequate level of supply of the commer-cialized products to suit IMDC's anticipated needs.

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     6.  TERM OF AGREEMENT; TERMINATION.

         a. This Agreement shall continue for the later of 15 years or the expiration of the last of the patents included within the Intellectual Property Rights (including any improvements, extensions or modifications).

         b. Subject to the terms of this Section 6, IMDC shall have the right to extend the term of this Agreement for successive annual renewal terms by giving to ATS written notice of renewal at least one year in advance. In the event of such an extension, the minimum annual royalty payment under
Section 3(i) shall be re-set, on a Product Category-by-Product Category basis, at 70% of the average annual royalty payment under Section 3(f) for the prior three years for the particular Product Category. ATS shall have the right to reject IMDC's notice of extension for the particular Product Category if the actual earned royalties paid by IMDC for the particular Product Category have not exceeded the minimum royalty payment under Section 3(i) for at least three of the prior five years.

         c. ATS shall have the right to terminate IMDC's license rights with respect to any particular Product Category comprising the Product Portfolio if:

              i. IMDC fails to exceed the minimum annual royalty payments under Section 3(i) for that particular Product Category for any two years, commencing after year four as defined in Section 3(i); or

              ii. Within the time periods agreed upon by the parties from time to time in the R&D workplan under Section 4, IMDC does not use commercially reasonable efforts to obtain PMA approval for (i) 3 of the 5 Product Categories if the option to license the Second Phase Product Categories under Section 2 is exercised, or (ii) 2 of 3 of the First Phase Product Categories if the option to licenses the Second Phase Product Categories is not exercised; provided, however, that in the event ATS retakes the licensing rights to a Product Category pursuant to Section 4(d), then the thresholds specified above shall be appropriately reduced in a manner which does not increase the percentage of Product Categories for which a PMA must be obtained; or

              iii. IMDC fails to comply with the R&D Plan mutually agreed at commencement of such activities for the particular product or Product Category, and said failure is not cured by IMDC within 30 days after written notice of the failure is delivered to IMDC; or

              iv. IMDC is in material breach of any of its other obligations with respect to the particular Product Category, and said breach is not cured within 30 days after written notice of the breach is delivered to IMDC; or

              v. IMDC enters into an agreement with any tissue engineering or similar company for the development and/or sale of any product related to a given Product Category while IMDC still retains exclusive license rights to such Product Category under the terms of this Agreement.

In the event of any of these events, all rights for the particular Product Category shall revert to ATS upon ATS delivering written notice thereof to IMDC.

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         d.   The effect of any termination of this Agreement (rather than the termination of IMDC's rights to a particular Product Category) shall be that:

              i.    all license rights granted from ATS to IMDC shall terminate;

              ii. all payments made by IMDC to ATS shall be retained by ATS and be non-refundable;

              iii. all ATS stock issued to IMDC and all stock warrants granted to IMDC shall remain outstanding and in full force and effect;

              iv. all intellectual property rights belonging to each party shall be retained by that party, with neither party having any license rights to use the other party's intellectual property rights (excepting, however, as to the regulatory matters as set forth at the end of Section 4(b) above); and

              v. all claims for damages caused by any breach occurring prior to the termination shall survive and remain enforceable.

     7.  MISCELLANEOUS.

         a. This Agreement shall not be terminable due to a change of control, sale or merger of either ATS, IMDC, or any of their respective affiliates or subsidiaries.

         b. The parties agree to use diligent and reasonable efforts to maintain the confidentiality of any information received from the other party, and to seek confidential treatment from the SEC of the substantive portions of all agreements between them. The parties agree to provide the other party with a reasonable opportunity to review all press releases relating to the agreements between them.

         c. Each party will maintain adequate product liability insurance, at reasonable levels to be agreed upon from time to time, such that each party bears responsibility for its own defects and negligence. ATS will accept product liability responsibility for any and all defects related to the ATS manufacturing of products which ATS elects to manufacture. In the event that ATS elects not to manufacture, then ATS and IMDC will jointly ensure that the party who conducts the manufacturing processes will accept responsibility for its own defects and negligence. IMDC accepts product liability responsibility related to promotion of the Product Portfolio. IMDC shall monitor customer complaints and will be responsible for corrections, withdrawal or alert notices.

         d. Any disputes arising from this Agreement (other than validity of the Intellectual Property Rights) shall be resolved through final and binding arbitration under the rules of the AAA by one arbitrator in the state and county of the party which does not originate the request for arbitration. The parties will share the costs of the arbitration, and each party will bear its own expenses unless the arbitrator determines that a party has acted in bad faith. The decision of the arbitrator shall be final and non-appealable and may be enforced in any court

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of competent jurisdiction.  The parties consent to jurisdiction in any federal or state court located in Los Angeles, California.

         e. This Agreement may only be revised in writing, and shall be governed by California law. This Agreement may be executed in facsimile counterparts. Any notices under this Agreement shall be sent to the executives and law firms as designated by the parties from time to time.

         f. This Agreement is not assignable, other than to a party which acquires substantially all of the assets of the assignor party.

     WHEREFORE, the parties have executed and delivered this Agreement as of May 10, 1999.


                                         ADVANCED TISSUE SCIENCES, INC.

                                         By:  /s/ Arthur J. Benvenuto
                                            _______________________________


                                         INAMED CORPORATION

                                         By:  /s/ Ilan K. Reich
                                            _______________________________